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News Release

Cory T. Walker
October 23, 2001	Chief Financial Officer
(904) 239-7250

Brown & Brown, Inc. Announces
2 For 1 Stock Split and Increase In Quarterly Cash Dividend

(Daytona Beach and Tampa, Florida) . . . The Board of Directors of Brown & Brown, Inc. (NYSE:BRO), at their regularly scheduled meeting on October 23, 2001, voted a two-shares for one-share stock split of Brown & Brown's common stock, to be effected as a 100% common stock dividend. At the same time, before taking into account the split, the Board also voted to increase the quarterly cash dividend rate to $.095 per share, a 27% increase from the current rate of $.075 per share.

Both the distribution of the additional shares and the first payment at the new dividend rate will be made on November 21, 2001, to shareholders of record on November 7, 2001.

Brown & Brown, Inc. and its subsidiaries provide a broad range of insurance and reinsurance products and services, as well as risk management, employee benefit administration, and managed health care services through offices located across the United States. The company is ranked by Business Insurance magazine as the nation's eighth largest independent insurance intermediary organization. Our Web address is www.bbinsurance.com

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